Exhibit 99.1

Stereotaxis Announces Results of Warrants Offering

ST. LOUIS, MO, October 8, 2015 – Stereotaxis, Inc. (“Stereotaxis”) (NASDAQ: STXS) a global leader in innovative technologies for the treatment of cardiac arrhythmias, today announced the results of its previously announced offering of subscription warrants to purchase shares of its common stock at a price of $1.10 per share. Pursuant to the warrants offering, subscription warrants to purchase approximately 0.3 million shares of common stock were exercised, resulting in gross proceeds to Stereotaxis of approximately $300,000.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities.

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. Over 100 issued patents support the Stereotaxis platform, which helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. Stereotaxis’ core Epoch® Solution includes the Niobe® ES remote magnetic navigation system, the Odyssey® portfolio of lab optimization, networking and patient information management systems, and the Vdrive™ robotic navigation system and consumables.

The core components of Stereotaxis’ systems have received regulatory clearance in the United States, European Union, Canada, China, Japan, and elsewhere. The V-Sono™ ICE catheter manipulator, V-Loop™ variable loop catheter manipulator, and V-CAS™ catheter advancement system have received clearance in the United States, Canada, and the European Union. For more information, please visit www.stereotaxis.com.

STXS Company Contact:	STXS Investor Contact:
Martin Stammer	Todd Kehrli / Jim Byers
Chief Financial Officer	MKR Group, Inc.
314-678-6155	323-468-2300
stxs@mkr-group.com